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                                                                    Exhibit 99.1

(TEAM HEALTH LOGO)                  PRESS RELEASE
                                                           FOR IMMEDIATE RELEASE

Media Contact:
Tracy Young
865.293.5490
tracy_young@teamhealth.com


                TEAM HEALTH APPOINTS GREG ROTH AS PRESIDENT & COO

KNOXVILLE, TENN., OCTOBER 8, 2004 - Team Health, the nation's leader in clinical outsourcing services, announces the appointment of Greg Roth as the company's president and chief operating officer effective November 8, 2004.

In this new position, Roth will have direct responsibility for the company's operating divisions, including emergency medicine, radiology, teleradiology, hospital medicine, pediatrics, anesthesia, medical call center, military and billing. He will report directly to Lynn Massingale, M.D., FACEP, chief executive officer of Team Health, who says, "Greg brings both visionary leadership and operational prowess to Team Health, and he will play a pivotal role in creating, implementing and executing our strategy. He has served in various leadership positions within hospitals and hospital organizations and has demonstrated a great capacity to work with physicians in advancing patient care. His unique combination of clinical, financial and business experience will allow Team Health to better serve our hospital clients, our affiliated physicians and other healthcare providers, and our patients."

Roth's diverse educational background includes a bachelor's degree in allied health professions from Ohio State University and a master's degree in hospital and health administration from Xavier University. He is also a registered respiratory therapist and a certified public accountant. Roth has served as a hospital chief operating officer and chief financial officer for EPIC Healthcare Group and as division chief financial officer for Ornda HealthCorp, overseeing financial operations for numerous hospitals. In 1995, he joined HCA's Ambulatory Surgery Division as chief financial officer. He then served as senior vice president of operations for the division's western region, and for the past six years, he has served as the division president. In this role, Roth managed $500 million in revenue and 78 facilities in a complex, highly decentralized organization spanning 13 states.

ABOUT TEAM HEALTH
Team Health is a family of healthcare service companies that strengthens hospitals, supports physicians and improves healthcare. Celebrating 25 years of service, Team Health provides comprehensive clinical services and support functions such as risk management and financial processing for healthcare providers and hospitals. Team Health is headquartered in Knoxville , Tenn., and is affiliated with over 9,000 healthcare professionals and administrative employees who provide healthcare services to more than 400 civilian and military hospitals and their surgical centers, imaging centers and clinics. For more information about Team Health, visit www.teamhealth.com.

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